As filed with the Securities and Exchange Commission on March 15, 2004

                                                  Registration No. 333- 105320

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8 TO REGISTRATION STATEMENT
ON FORM S-4 UNDER THE SECURITIES ACT OF 1933

GENVEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2705690

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

65 West Watkins Mill Road
Gaithersburg, Maryland 20878

(Address, including zip code, of principal executive offices)

Diacrin, Inc. 1997 Stock Option Plan
Diacrin, Inc. 1994 Directors’ Stock Option Plan, as amended
Diacrin, Inc. 1990 Stock Option Plan, as amended
Non-Statutory Stock Option Agreement between Diacrin, Inc. and Dr. Joseph Avruch, as amended, dated December 30, 1993
Non-Statutory Stock Option Agreement between Diacrin, Inc Dr. Denise Faustman, dated December 10, 1993

(Full title of the plans)

Jeffrey W. Church
Chief Financial Officer
GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878

(Name and address of agent for service)

(240) 632-0740

(telephone number, including area code, of agent for service)

Copy to:
Steven Kaplan, Esq.
Arnold & Porter LLP
555 12th Street, N.W.
Washington, D.C. 20004
(202) 942-5998

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     The following documents filed by GenVec, Inc. (File No. 0-24469) (“GenVec”) and Diacrin, Inc. (File No. 000-20139) (“Diacrin”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	GenVec’s Annual Report on Form 10-K for the year ended December 31, 2002.

(b)	Diacrin’s Annual Report on Form 10-K for the year ended December 31, 2002.

(c)	GenVec’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

(d)	Diacrin’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

(e)	GenVec’s Current Reports on Form 8-K dated as of April 17, 2003, April 25, 2003 and August 22, 2003, as amended on October 10, 2003.

(f)	The description of the common stock of GenVec (“GenVec Common Stock”), incorporated in GenVec’s Registration Statement on Form 8-A filed with the Commission on December 7, 2000, and all amendments or reports filed for the purpose of updating such description.

     All documents filed by GenVec after the date of this Post-Effective Amendment No. 1 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all GenVec Common Stock offered hereby has been sold or which deregisters such GenVec Common Stock then remaining unsold, shall be deemed to be incorporated in this Post-Effective Amendment No. 1 by reference and shall be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Post-Effective Amendment No. 1 shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment No. 1 to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Post-Effective Amendment No. 1 modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Post-Effective Amendment No. 1.

     Item 4. Description of Securities.

     Not applicable.

     Item 5. Interests of Named Experts and Counsel.

     The consolidated financial statements of GenVec incorporated in this Registration Statement by reference to GenVec’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by KPMG LLP, independent auditors, as outlined in their report thereon incorporated in this document by reference. Such consolidated financial statements are incorporated in this document by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Diacrin’s audited consolidated financial statements for the year ended December 31, 2002, included in Diacrin’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated in this Registration Statement by reference, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors’ reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     Arnold & Porter LLP, special counsel to GenVec, has delivered a legal opinion to the effect that the issuance and sale of GenVec common stock offered hereby was duly authorized by GenVec and that such GenVec common stock will be validly issued, fully paid and nonassessable when issued upon the exercise of options.

     Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (“DGCL”), permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

     With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not a party to the proceeding, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     GenVec’s Amended and Restated Certificate of Incorporation and its Bylaws provide for indemnification of GenVec’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. GenVec has also entered into agreements with its directors and executive officers that require the it among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by Delaware law.

     As authorized by Section 102(b)(7) of the DGCL, GenVec’s Amended and Restated Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director’s liability for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to eliminate the rights of GenVec and its stockholders (through stockholders’ derivative suits on behalf of GenVec or otherwise) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in certain limited situations. This provision does not eliminate a director’s duty of care nor does it limit or eliminate the rights of GenVec or any stockholder to seek non-monetary relief or remedies such as an injunction or rescission in the event of a director’s breach of the duty of care. This provision does not alter the liability of directors under federal securities laws.

     GenVec has obtained and maintains insurance policies covering its officers and directors and indemnifying them against loss on account of liabilities they may incur in connection with their services to GenVec.

     Item 7. Exemption from Registration Claimed.

     Not applicable.

     Item 8. Exhibits.

     The exhibits listed on the Exhibit Index on page II-8 of this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 have been previously filed, are filed herewith or are incorporated herein by reference to other filings.

     Item 9. Undertakings.

     GenVec hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (“Securities Act”);

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs 1(a) and 1(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by GenVec pursuant to Section 13 or 15(d) of the Exchange Act, which are incorporated by reference in this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for purposes of determining any liability under the Securities Act, each filing of GenVec’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of GenVec pursuant to the foregoing provisions, or otherwise, GenVec has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GenVec of expenses incurred or paid by a director, officer or controlling person of GenVec in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GenVec will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, GenVec certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on March 15, 2004.

GENVEC, INC.

By:	/s/ Jeffrey W. Church

Jeffrey W. Church
Chief Financial Officer, Treasurer and
Corporate Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chief Executive Officer and
Director (Principal Executive
Paul H. Fischer, Ph.D.	Officer)	March 15, 2004

Chief Financial Officer,
/s/ Jeffrey W. Church	Treasurer and Corporate
Secretary (Principal Financial
Jeffrey W. Church	and Accounting Officer)	March 15, 2004

*

Barbara Hackman Franklin	Director	March 15, 2004

Thomas H. Fraser, Ph.D.	Director	March 15, 2004

Signature	Title	Date

*
	Director	March 15, 2004
Wayne T. Hockmeyer, Ph.D.

	Director	March 15, 2004
Zola P. Horovitz, Ph.D.

*
	Director	March 15, 2004
William N. Kelley, M.D.

	Director	March 15, 2004
Stelios Papadopoulos, Ph.D.

	Director	March 15, 2004
Joshua Ruch

*
	Director	March 15, 2004
Harold R. Werner

/s/ Jeffrey W. Church
By
Jeffrey W. Church
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit 4.1	Diacrin, Inc. 1997 Stock Option Plan, filed herewith.

Exhibit 4.2	Diacrin, Inc. 1994 Directors’ Stock Option Plan, as amended, incorporated herein by reference to Diacrin’s Annual Report on Form 10-K (File No. 000-20139) for the fiscal year ended December 31, 1996.

Exhibit 4.3	Diacrin, Inc. 1990 Stock Option Plan, as amended, incorporated by reference to Diacrin’s Quarterly Report on Form 10-Q (File No. 000-20139) for the quarter ended September 30, 1994.

Exhibit 4.4	Non-Statutory Stock Option Agreement between Diacrin, Inc. and Dr. Joseph Avruch, dated December 30, 1993, as amended, filed herewith.

Exhibit 4.5	Non-Statutory Stock Option Agreement between Diacrin, Inc. Dr. Denise Faustman, dated December 10, 1993, filed herewith.

Exhibit 5	Opinion of Arnold & Porter LLP, filed herewith.

Exhibit 23.1	Consent of Arnold & Porter LLP, included in the opinion filed as Exhibit 5 hereto.

Exhibit 24	Powers of Attorney of certain directors and officers of GenVec, previously filed as Exhibit 24 to the Registration Statement on Form S-4 by GenVec on May 16, 2003.